Exhibit 10.1

April 16, 2008

Mr. Eric Lidow

Chairman

International Rectifier Corporation

233 Kansas Street

El Segundo, CA  90245

Re:          Letter of Understanding

Dear Eric:

This letter sets forth the understanding between you and International Rectifier Corporation (the “Company”) concerning the terms of your retirement from the Company and your resignation as Chairman and a member of the Company’s Board of Directors. You understand that the Company is required to file a Form 8-K within four (4) business days of the date hereof, summarizing the contents of this Letter of Understanding and attaching it and the related press release as exhibits.

1.             You hereby resign as Chairman, director, officer, employee, manager and in any other capacity with the Company and each of its affiliates, effective May 1, 2008.  We agree that your resignation will be announced in a statement in the form attached hereto.

2.             The Executive Employment Agreement between you and the Company, dated May 15, 1991, as amended, is terminated effective May 1, 2008 and shall be of no further force or effect as of that date.

3.             You and the Company agree that neither shall, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other.  You agree that you shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, any current or former director, officer, or employee of the Company or any of its subsidiaries.  However, nothing in this paragraph shall affect your or the Company’s ability or obligation to provide complete and truthful testimony or other information in connection with any (1) governmental and/or regulatory investigation or proceeding, (2) required public, governmental or regulatory disclosure or filing, or (3) pleadings, discovery and/or trial in litigation.

4.             You shall continue to have any existing right to indemnification that you have under the Company’s articles or bylaws, or under Delaware or California law.

5.             For the remainder of your life, the Company shall provide you with (a) an office at a Company facility in El Segundo; (b) an assistant, who shall be Verna Kuykendall during the period of time she remains with the Company; and (c) a driver.  Your assistant and driver shall be Company employees who shall receive usual Company benefits and shall comply with applicable Company policies and procedures.

6.             For the remainder of your life, the Company shall provide you with medical and life insurance benefits equal to those presently provided to you by the Company.  For the remainder of her life, the Company shall provide your wife with medical and life insurance benefits equivalent to those presently provided to her by the Company.

7.             All outstanding stock options granted to you by the Company that have not yet vested shall be accelerated and shall vest on May 1, 2008.  You may exercise your stock options until the later of (a) the date that is 18 months after May 1, 2008, or (b) the date that is 60 days after the Company is again current on its financial statement reporting obligations under Section 13 of the Securities Exchange Act of 1934; provided, however, that the your options shall be subject to earlier termination upon the first to occur of the expiration of the maximum year term of such options (5-, 7- or 10-years, as applicable) or a change in control of the Company on the terms provided for in the applicable option plan and option agreement.

8.             In connection with any civil, regulatory or criminal proceeding relating to your service as an officer or director of the Company, the Company agrees to provide you and your counsel reasonable access to non-privileged books and records of the Company created or received during your service as an officer or director which are reasonably necessary to your defense in such proceeding.

Please signify your agreement by countersigning below.

Very truly yours,

INTERNATIONAL RECTIFIER
CORPORATION

By:

Accepted and agreed to:

Eric Lidow

International Rectifier Announces the Retirement of Founder and Chairman Eric Lidow

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April XX, 2008—International Rectifier Corporation (NYSE:IRF) today announced that the Company’s Founder and Chairman, Eric Lidow, will retire from his position as Chairman and as a member of the Board of Directors effective on May 1, 2008.  Mr. Lidow had served as the Company’s Chief Executive Officer until 1995, after which time he assumed the position of Chairman.

Mr. Lidow founded International Rectifier in 1947. Over the course of more than six decades, Mr. Lidow transformed a start-up company that developed selenium photoelectric cells and selenium rectifiers into a world leader in power management technology that today produces thousands of innovative analog, digital, and mixed signal integrated circuits and other advanced power management technologies and products.

Speaking on behalf of the Board of Directors, President and Chief Executive Officer Oleg Khaykin said, “Eric is one of the most respected pioneers in the power semiconductor industry.  His long-standing commitment to the employees and customers of International Rectifier has been crucial to our progress over the decades. As we continue to grow as a Company, the legacy of Eric’s leadership during his 60 years at IR will remain.”

“The development and growth of International Rectifier has been a great source of pride to me,” said Eric Lidow, Founder and Chairman of International Rectifier. “While I am passionate about the technology, people are the vital ingredient.  As the power management industry continues to evolve, I have great confidence in the Company’s technology roadmap and in the management team’s ability to execute the strategy established to take the Company forward.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321